Exhibit 7.     Consent of Independent Auditors.

INDEPENDENT AUDITOR'S CONSENT


We consent to the use in Post-Effective Amendment No. 7 to Registration Statement No. 333-18881 of United of Omaha Separate Account B on Form S-6 of our report dated March 29, 2002 on the financial statements of United of Omaha Separate Account B and our report dated February 13, 2002 on the statutory financial statements of United of Omaha Life Insurance Company appearing in the Prospectus, which is a part of such Registration Statement, and to the related reference to us under the heading "Experts" also in such Prospectus.


/s/ Deloitte & Touche LLP

Omaha, Nebraska
April 29, 2002